Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE RESTATED CERTIFICATE OF INCORPORATION

OF THE DUN & BRADSTREET CORPORATION

The Dun & Bradstreet Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the corporation resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of the corporation. The proposed amendment adopted by the resolution of the Board of Directors amends Section (1) of the EIGHTH Article of the corporation’s Restated Certificate of Incorporation, so that, as amended, said section will read as follows:

EIGHTH: (1) Any action required or permitted to be taken by the holders of the Common Stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, except if such action by written consent is taken in accordance with the provisions of this Article Eighth and the corporation’s By-Laws. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors, or upon the written request made in accordance with and subject to the corporation’s By-Laws by holders of record of not less than twenty-five percent (25%) of the voting power of all outstanding shares of Common Stock of the corporation.

SECOND: That thereafter, the annual meeting of the stockholders of the corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this certificate to be executed by Kristin R. Kaldor, its Assistant General Counsel and Corporate Secretary this 6th day of May, 2015.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Kristin R. Kaldor
Name:	Kristin R. Kaldor
Title:	Assistant General Counsel and Corporate Secretary